Exhibit 10.12

6922767 Holding (Cayman) Inc.

Restricted Share Unit Grant Agreement

(Grant in respect of 20     Board Service)

THIS AGREEMENT (the “Agreement”), is made effective as of the      day of             , 2013 (hereinafter called the “Effective Date”) between 6922767 Holding (Cayman) Inc. (hereinafter called the “Company”), and Jonathan James Muschamp Lewis (hereinafter called the “Participant”).

RECITALS:

WHEREAS, the Company has adopted the Amended and Restated 6922767 Holding (Cayman) Inc. 2011 Management Equity Plan, as it may be amended from time to time (the “Plan”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the restricted share units provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Plan Incorporated by Reference. The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Grant of Restricted Share Units. The Committee hereby grants to the Participant 153,846.15 restricted share units (each such restricted share unit, an “RSU”), each such RSU providing the Participant the right to receive, subject to the terms and conditions hereinafter set forth, one (1) Ordinary B Share issued, on a fully paid basis, from those Ordinary B Shares reserved for such purpose. The Participant acknowledges and agrees that the RSUs granted hereunder satisfy the RSU grant requirement in respect of the Participant’s 20 Board service.

3.	Vesting and Settlement of RSUs. Subject to Section 4 below, the RSUs shall vest as follows and shall be settled in Ordinary B Shares issued, on a fully paid basis, from those Ordinary B Shares reserved for such purpose on the earlier to occur of (x) and (y) the date of a Change in Control which also satisfies the definition of a 409A Change of Control (such date, the “Issuance Date”):

A. one-third (1/3) of the RSUs will vest on the                     ;

B. one-third (1/3) of the RSUs will vest on February __, 20__; and

C. one-third ( 1/3) of the RSUs will vest on February __, 20__.

Notwithstanding the foregoing, all unvested RSUs shall also vest immediately in the event of the Funds and the Investors receiving aggregate distributions from the Company in an amount equal to the Equity Investment, or immediately prior to a Change in Control.

4.	Termination of Service. Except as otherwise determined in the sole discretion of the Board, if the Participant’s service terminates for any reason, the RSUs shall, to the extent not then vested or previously forfeited, immediately become forfeited without any further action by the Company or the Participant, and without any payment of consideration therefor; provided, however, that if the Participant’s service terminates due to death or Disability, all unvested RSUs shall immediately vest and shall be settled in Ordinary B Shares on the Issuance Date. Any RSUs that have vested as of the date the Participant’s service on the Board terminates shall remain vested following such termination and shall be settled in Ordinary B Shares on the Issuance Date.

5.	Dividends. In the event of a cash dividend paid by the Company in respect of the Ordinary B Shares as of a record date occurring during the period from the Effective Date to the Issuance Date, a number of additional RSUs shall be granted to the Participant equal to the greatest number of whole Ordinary B Shares having a Fair Value, as of the payment date for such dividend, equal to the product of (i) the cash dividend paid with respect to an Ordinary B Share multiplied by (ii) the number of RSUs subject to this Agreement as of the record date for the dividend. The additional RSUs shall be subject to the same terms and conditions, including forfeiture and settlement terms, as the corresponding RSUs.

6.	Withholding. The Company or any Affiliate may withhold from any amount payable to the Participant otherwise than under the Plan, such amount as may be necessary so as to ensure that the Company and/or its Affiliate, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or other law relating to the withholding of tax or other required deductions. The Company and/or any Affiliate, as applicable, shall also have the right in its discretion to satisfy any such liability for withholding by selling as agent for the Participant or requiring the Participant to sell Ordinary B Shares which would otherwise be delivered to the Participant hereunder. The Company and/or any Affiliate may require the Participant, as a condition to the grant and/or settlement of RSUs, to pay or reimburse, or to indemnify the Company and/or any Affiliate for any such withholding relating to the settlement of the RSUs.

7.	Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of the Committee and to the Participant at the address appearing in the personnel records of the Company or its Affiliates for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

8.	Governing Law. This Agreement, the Plan and any other agreements or other documents relating to the Plan shall be interpreted and construed in accordance with the laws of the State of New York, United States of America.

9.	Agreement to be Bound by Plan, Management Shareholders’ Agreement and Articles. By entering into this Agreement the Participant acknowledges that the Participant has received and read a copy of the Plan, the Articles and the Management Shareholders’ Agreement and the Participant agrees to be bound by the terms of this Agreement, the Articles, the Management Shareholders’ Agreement and the Plan including, without limitation, the covenants contained in Section 15, if applicable, of the Plan relating to confidential information, non-solicitation and non-competition. Each RSU and each Ordinary B Share that may be issued pursuant to the Plan is subject to the Plan, the Articles and the Management Shareholders’ Agreement. The terms and provisions of the Plan and the Management Shareholders’ Agreement as each may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Management Shareholders’ Agreement, the applicable terms and provisions of the Plan or the Management Shareholders’ Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Management Shareholders’ Agreement, the applicable terms and provisions of the Management Shareholders’ Agreement will govern and prevail.

10.	Non-Assignment and Transferability. Unless otherwise determined by the Committee in writing or otherwise provided in the Management Shareholders’ Agreement, or in any securities pledge agreement in a form approved by the Company or an Affiliate of the Company, and otherwise than by will or by the laws of descent and distribution, neither an RSU nor any other rights or interests of the Participant under the Plan shall be given as security or assigned or alienated by any Person nor shall an RSU or the Ordinary B Share that may be issued pursuant to the Plan be subject to attachment, charge, anticipation, execution, garnishment, sequestration or other seizure under any legal or other process.

11.	Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant; provided, however, that the Committee may amend this Agreement in such manner as it deems necessary to meet the requirements of applicable laws.

12.	Personal Information. The Participant consents to the holding and processing of personal data provided by the Participant to the Company or an Affiliate or to any third party service provider for all purposes relating to the operation of the Plan, including: (i) administering and maintaining records of the Participant; (ii) providing information to the Company (or any Affiliate), their agents and any third party service providers; (iii) providing information to future purchasers of the Company or any Affiliate, including for greater certainty, the business in which the Participant works; and (iv) transferring information about the Participant to a country or territory outside his or her home country that may not provide the same statutory protection for the information as the Participant’s home country.

13.	Binding Agreement. This Agreement shall be binding upon the Participant and the legal representatives of his or her estate and any other person who acquires the Participant’s rights in respect of a RSUs as provided under the Plan. For greater certainty, in the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern.

14.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.	Severability. If any provision of this Agreement or part hereof is determined to be void or unenforceable all or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

6922767 HOLDING (CAYMAN) INC.

By:

The Participant hereby acknowledges and accepts the terms governing the grant of RSU(s) as set out above and confirms and acknowledges that he or she has received, read and understood the terms of the Plan. The Participant also confirms and acknowledges that he or she has not been induced to enter into this Agreement through duress or by expectation of employment or continued employment with the Company or any Affiliate.

Jonathan James Muschamp Lewis